EXHIBIT 99.1

Vical Reports Third Quarter 2018 Financial and Operational Results

SAN DIEGO, Oct. 29, 2018 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months ended September 30, 2018. Net loss for the third quarter of 2018 was $1.5 million, or $0.07 per share, compared with a net loss of $3.1 million, or $0.27 per share, for the third quarter of 2017. Revenues for the third quarter of 2018 were $0.1 million, compared with revenues of $3.2 million for the third quarter of 2017, reflecting a reduction in revenues from Astellas Pharma Inc. for services performed under ASP0113 collaborative agreements. Net loss for the third quarter of 2018 included a gain of $2.3 million related to the sale of the Company’s manufacturing assets and $0.7 million received from Astellas to cover close down costs related to the ASP0113 program.

Vical had cash, cash equivalents, marketable securities and long-term investments of $52.7 million at September 30, 2018. The Company’s cash burn for the third quarter of 2018 was $1.6 million. The Company is updating its 2018 full year cash burn guidance to a range of between $15 million and $18 million, a reduction in cash burn from its previous forecast of between $20 million and $24 million. The Company anticipates ending 2018 with a minimum of $45 million in cash, cash equivalents, marketable securities and long-term investments.

Vical recently announced plans to explore a range of strategic options to enhance shareholder value. The company retained MTS Health Partners, L.P. to assist in the strategic review process. There is no set timetable for the review process and there can be no assurance that the process will result in a transaction.

Program updates include:

VL-2397 Antifungal Candidate

  The multinational Phase 2 registration trial comparing VL‑2397 to standard first-line treatment for invasive aspergillosis in immunocompromised adults with acute leukemia or recipients of an allogeneic hematopoietic cell transplant is ongoing (ClinicalTrials.gov Identifier: NCT03327727). Vical expects to conduct the trial in approximately 40 major cancer and transplantation centers in North America, Europe and Asia. Centers are now open for enrollment in the US, Canada, Belgium, Germany, and will open shortly in South Korea. The FDA has advised that VL‑2397 would be eligible for a Limited Use Indication (LUI) approval for the treatment of invasive aspergillosis for patients with limited treatment options. The FDA has also granted Vical Qualified Infectious Disease Product (QIDP), Orphan Drug and Fast Track designations for VL‑2397 for the treatment of invasive aspergillosis. VL-2397 has a novel mechanism of antifungal action and could be the first therapeutic in a new class of antifungals.

VR-CHB01 Hepatitis B Virus (HBV) Therapeutic Candidate

  The Company is pursuing preclinical development of a novel treatment for chronic HBV infection based on its DNA and lipid-delivery technologies. The initial aim of this program will be to demonstrate proof of concept for inhibiting HBV infection in an in vivo model. The Company expects to complete the initial stage of preclinical development in the fourth quarter of 2018.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, including antiviral and antifungal candidates. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, estimated future cash, cash equivalents, marketable securities and long-term investments balances, sufficiency of current cash resources to fund future operations, anticipated developments in independent and collaborative programs, including the plans, timing of initiation, enrollment and announcement of data for clinical trials, timing for potential regulatory submissions, potential benefits of Vical’s product candidates, whether Vical or others will continue development of VL-2397, VR-CHB01 or any other independent or collaborative programs, as well as Vical’s plans to explore strategic alternatives and the potential benefits of a strategic transaction. Risks and uncertainties include whether Vical or others will continue development of VL-2397, VR-CHB01 or any other independent or collaborative programs; the risk that the FDA does not grant LUI approval of VL-2397 following the results of Vical’s Phase 2 clinical trial; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether Vical or its collaboration partners will be able to obtain regulatory approvals, allowances or guidance necessary to commercialize any product or to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether on-going or planned clinical trials or regulatory submissions will be initiated or completed on the timelines Vical currently expects; whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; whether Vical will have access to sufficient capital to fund its planned development activities; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; Vical’s ability to identify potential strategic transactions and to complete any transaction that it pursues; whether Vical will be able to realize the expected benefits of any transaction; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Nine Months Ended
Statements of Operations	September 30,		September 30,
(in thousands, except per share amounts)	2018	2017	2018	2017
Revenues:
Contract revenue	$37	$3,188	$1,468	$9,458
License and royalty revenue	10	52	30	408
Total revenues	47	3,240	1,498	9,866
Operating expenses:
Research and development	2,503	3,004	9,769	9,943
Manufacturing and production	-	1,778	1,436	4,689
General and administrative	1,610	1,639	5,988	4,739
Total operating expenses	4,113	6,421	17,193	19,371
Loss from operations	(4,066)	(3,181)	(15,695)	(9,505)
Net investment and other income	2,555	93	3,046	273
Net loss	$(1,511)	$(3,088)	$(12,649)	$(9,232)
Basic and diluted net loss per share	$(0.07)	$(0.27)	$(0.58)	$(0.82)
Weighted average shares used in computing
basic and diluted net loss per share	21,841	11,458	21,838	11,237

Balance Sheets			September 30,	December 31,
(in thousands)			2018	2017
Assets:
Cash, cash equivalents, and marketable
securities, including restricted			$50,560	$60,691
Other current assets			1,916	15,626
Total current assets			52,476	76,317
Long-term investments			2,190	2,209
Property and equipment, net			117	606
Other assets			844	1,362
Total assets			$55,627	$80,494

Liabilities and stockholders' equity:
Current liabilities			$3,532	$16,917
Stockholders' equity			52,095	63,577
Total liabilities and stockholders' equity			$55,627	$80,494

Contacts

Andrew Hopkins
(858) 646-1127
Website:  www.vical.com

Anthony Ramos
Vice President and Chief Financial Officer